Exhibit 17.1

June 21, 2001

Mr. Stephen L. Cussons
Chairman
Wireless Ventures, Inc.
Suite 500, 100 Allstate Parkway
Markham, Ontario Canada  L3R 6H3


Dear Steve,

I hereby resign as Chairman, President, CFO and a director of Wireless Ventures, Inc. in accordance with the terms of the completion of the acquisition of 4Cash by Wireless Ventures from IRMG.

Sincerely,


/s/ Paul Hickey
---------------
Paul K. Hickey
c/o 888 7th Avenue, Suite 1503
New York, NY 10106